Exhibit 99

CEDAR FAIR, L.P. COMMENTS ON JULY ATTENDANCE
AND EARNINGS EXPECTATIONS

SANDUSKY, OHIO, August 1, 2003 -- Cedar Fair, L.P. (NYSE: FUN), a publicly traded partnership which owns and operates six amusement parks and five water parks, today commented on anticipated operating results for the second quarter of 2003, as well as attendance for the month of July.

Dick Kinzel, chairman, president and chief executive officer, noted that the Partnership expects to report second quarter net revenues of $145 million, down 1.5% from last year's second quarter, and operating income for the period of $27-28 million, down $4-5 million from a year ago. Results for the first six months of the year are thus expected to reflect net revenues of $167 million and operating income of $3-4 million, down from $6.5 million last year, although net income may be up slightly due to non-cash items.

"Unseasonably cool and wet weather in the Midwest and East, as well as the general weakness of the economy, negatively impacted results at our parks through the first six months of the year," said Kinzel. "Although temperatures in July returned closer to normal levels, frequent rainfall led to lower than expected attendance at several of our parks, including our two largest seasonal parks, Cedar Point and Dorney Park. For the month, combined attendance across our eleven properties decreased 3% from a year ago and average in-park guest per capita spending increased 3%. Over the same period, out-of-park revenues, including resort hotels, were essentially flat."

Kinzel continued by noting that through the end of July, combined attendance at the Partnership's parks was down 5% from 2002, while average in-park guest per capita spending was up 4% and out-of-park revenues were relatively flat between years. "With the entire month of August and our important Halloween season still ahead of us, I am hopeful that we can regain some of our attendance shortfall," he added. "However, it is too early to speculate on how much we can recover, and based on preliminary July results, which indicate that consolidated revenues for the month were essentially even with last year, we no longer expect 2003 full year revenues or operating income to exceed last year's levels."

Kinzel concluded by noting that the Partnership plans to release its second quarter results on Tuesday, August 5, 2003, after market hours. A conference call with analysts will be held on Wednesday, August 6, 2003, at 11:00 a.m. Eastern Time. The conference call will be web cast live in a "listen only" mode via the Cedar Fair web site, "http://www.cedarfair.com/".

Cedar Fair's six amusement parks are Cedar Point, located on Lake Erie between Cleveland and Toledo; Knott's Berry Farm near Los Angeles in Buena Park, California; Dorney Park & Wildwater Kingdom near Allentown, Pennsylvania; Valleyfair near Minneapolis/St. Paul; Worlds of Fun, located in Kansas City, Missouri; and Michigan's Adventure near Muskegon, Michigan. The Partnership's water parks are located near San Diego and in Palm Springs, California, and adjacent to Cedar Point, Knott's Berry Farm and Worlds of Fun. Cedar Fair also operates Camp Snoopy at the Mall of America in Bloomington, Minnesota under a management contract.

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The information contained in this news release, other than historical information, consists of forward-looking statements. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, competition for consumer spending, adverse weather conditions, unanticipated construction delays, and other factors could cause actual results to differ materially from the Partnership's expectations.

This press release and prior press releases are available on the Cedar Fair, L.P. web site at "http://www.cedarfair.com/".